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December 18, 2018

Undiscovered Managers Funds

270 Park Avenue

New York, NY 10017

Re:  Undiscovered Managers Funds

File Nos. 333-37711 and 811-08437

Dear Ladies and Gentlemen:

We have acted as counsel for Undiscovered Managers Funds, a Massachusetts business trust (the “Trust”), and its separate series, Undiscovered Managers Behavioral Value Fund and JPMorgan Realty Income Fund (the “Funds”), in connection with Post-Effective Amendment No. 62 to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

We have examined and relied upon originals, copies or electronic mail transmissions of, among other things, the following: the Registration Statement; the Amended and Restated Agreement and Declaration of Trust of the Trust dated December 3, 1997, as amended to date; and the By-Laws of the Trust as amended and restated August 20, 2014. We have also examined such documents and questions of law as we have deemed necessary or appropriate for the purposes of the opinions expressed herein.

In rendering this opinion we have assumed, without independent verification: (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Funds’ Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Funds on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above.

Based upon the foregoing, we are of the opinion that the Funds’ shares registered under the Securities Act, when issued and sold in accordance with the terms of purchase described in the Registration Statement, will be validly issued, fully paid and non-assessable.

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The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations thereunder.

Very Truly Yours,

/s/ Dechert LLP
Dechert LLP